Exhibit F1 (a)








                                                       February 29, 1997





          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

               Re:  GPU International, Inc.
               SEC File No. 70-8179

          Ladies and Gentlemen:

                    We refer  to our  opinions, dated  August 23, 1993  and
          March 22, 1994, which have been filed as Exhibit F and Exhibit F(a), respectively, to the Application on Form U-1, dated March 30, 1993, as amended, under the Public Utility Holding Company Act of 1935 (the "Act") filed by GPU International, Inc. (formerly known as Energy Initiatives, Inc.) ("GPUI"), a Delaware corporation and subsidiary of GPU, Inc. ("GPU"), which has been docketed in SEC File No. 70-8179. (The Application, as so amended, is hereinafter referred to as the "Application").

                    The Application  contemplated, among other  things, the
          acquisition by GPUI from time to time, pursuant to the terms and conditions of a Stock Purchase Agreement, of up to 3,400 shares of common stock ("Shares") of a non-affiliated, privately held Delaware corporation ("Cogen Corp.") engaged in the business of developing, owning or operating non-utility power generation projects which will be either "qualifying facilities" under the Public Utility Regulatory Policies Act of 1978 and the regulations of the Federal Energy Regulatory Commission ("FERC") thereunder, or "exempt wholesale generators" or "foreign utility companies" as defined under the Act and the applicable regulations of the Commission and the FERC, and in such other activities as GPUI may lawfully engage in under the Act, at a purchase price of $2,500 per share. From September 7, 1993 through January 3, 1997, GPUI acquired an aggregate of 3,000 Shares of Cogen Corp. (the "Acquired Shares").

                    The Application also contemplated the entering into by GPU of a letter of credit reimbursement agreement ("Reimbursement Agreement") in respect of a letter of credit having a face amount of up to $2.5 million, which would be delivered to Cogen Corp. to





          Securities and Exchange Commission
          January 29, 1997
          Page 2



          secure in part GPUI's obligation to purchase the Shares and certain other Cogen Corp. shares pursuant to the Stock Purchase Agreement.

                    In addition to the matters recited in our aforesaid opinions, we have examined a copy of the Commission's Order, dated September 7, 1993 and Supplemental Order dated June 13, 1994, granting the Application, as then amended. We have also examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, with which this opinion is being filed as an exhibit, certifying as to the completion of the transactions contemplated by the Application. We have also examined such other instruments, agreements and other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                    We have been counsel to GPU and to its subsidiary, GPUI, for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                    We are members of the Bar of the State of New York and do not purport to be expert in the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. We have, however, reviewed the provisions of the General Corporation Law of the State of Delaware to the extent necessary. The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                    Based upon the foregoing, we are of the opinion that,

               (a) all State laws applicable to the proposed transactions have been complied with,

               (b)  GPUI has legally acquired the Acquired Shares,

               (c) the Reimbursement Agreement was a valid and binding obligation of GPUI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies, and

               (d) the consummation of the transactions proposed in the Application did not violate the legal rights of the holders of any securities issued by GPUI or any "associated company" thereof, as defined in the Act.



          Securities and Exchange Commission
          January 29, 1997
          Page 3



                    We hereby consent to the filing of this opinion as an exhibit to the aforesaid Certificate Pursuant to Rule 24 and in any proceedings before the Commission that may be held in connection herewith.


               Very truly yours,



               BERLACK, ISRAELS & LIBERMAN LLP